Exhibit 99.1

NEWS RELEASE

Polycom Agrees to End Mitel Merger Agreement and Approves New Merger Agreement with Siris Capital

Siris Capital offers $12.50 per share in cash

SAN JOSE, Calif., July 8, 2016 – Polycom, Inc. (Nasdaq: PLCM), a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration, today announced that its board of directors has approved the termination of the company’s previously announced merger agreement with Mitel Networks Corporation. Upon Mitel’s receipt of the requisite termination fee payable under the company’s merger agreement with Mitel, which the company intends to deliver today, the company will enter into a new merger agreement with Triangle Private Holdings I, LLC and Triangle Private Merger Sub, Inc., entities affiliated with Siris Capital Group, LLC (collectively, “Siris”), which was previously described as “Sponsor 1” in Polycom’s filings with the U.S. Securities and Exchange Commission. Under the terms of the new merger agreement between the company and Siris, outstanding shares of common stock of Polycom will be exchanged for $12.50 per share in cash at the completion of the merger. The Siris merger is subject to customary closing conditions, including receipt of stockholder and regulatory approvals, and is expected to close in the third quarter of 2016.

On July 7, 2016, Polycom’s board of directors had received a unilaterally binding offer from Siris to acquire all outstanding shares of Polycom common stock for a price of $12.50 per share in cash and the Polycom board of directors determined that Siris’ proposal constituted a “Company Superior Proposal” under its merger agreement with Mitel. On July 7, 2016, Mitel Networks Corporation waived its right to renegotiate its merger agreement with Polycom after receipt of notice of the Polycom board’s determination. As a result, the Polycom board of directors authorized Polycom to terminate the Mitel merger agreement, pay the Mitel termination fee and enter into the Siris merger agreement. Polycom intends to pay the Mitel termination fee today and enter into the Siris merger agreement immediately thereafter.

In light of the termination of the agreement with Mitel, Polycom is cancelling its special stockholder meeting currently scheduled for July 29, 2016 to vote on the merger with Mitel.

Morgan Stanley is acting as financial advisor to Polycom, Wilson Sonsini Goodrich & Rosati is acting as external legal advisor to Polycom and Morrison & Foerster LLP is acting as legal advisor to Polycom’s independent directors.

ABOUT POLYCOM

Polycom is a global leader in helping organizations achieve new levels of teamwork, efficiency and productivity by unleashing the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Together with our global partner ecosystem, we provide flexible collaboration solutions for any environment that deliver a high-quality user experience, a broad multi-vendor interoperability and investment protection.

FORWARD LOOKING STATEMENTS

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Polycom and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Polycom, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the anticipated size of the market and continued demand for Polycom products and services, the impact of competitive products and pricing and disruption to Polycom’s business that could result from the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including the refinancing of Polycom debt to fund the cash portion of the consideration in connection with the transaction; Polycom’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Polycom’s ability to successfully implement and achieve its business strategies. Additional risks are described under the heading “Risk Factors” in Polycom’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Polycom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on February 29, 2016 and April 28, 2016, respectively. Forward-looking statements speak only as of the date they are made. Except as required by law, Polycom has no intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

IMPORTANT INFORMATION FOR INVESTORS

In connection with the proposed transaction, Polycom intends to file with the SEC a proxy statement (the “proxy statement”) and mail the proxy statement to its stockholders. INVESTORS AND SECURITY HOLDERS OF POLYCOM ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, FILED WITH THE SEC CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TRIANGLE, POLYCOM, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that Polycom files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Polycom will be available free of charge on Polycom’s website at http://investor.polycom.com/company/investor-relations/default.aspx or by contacting Polycom’s Investor Relations Department at 408-586-4271.

PARTICIPANTS IN THE SOLICITATION

Polycom and certain of its directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Polycom in connection with the transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding Polycom’s directors and executive officers is also included in Polycom’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2015. These documents are available free of charge as described above.

NO OFFER OR SOLICITATION

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.